Exhibit 2.4

Amendment to Share Transfer Agreement

This Agreement (“Amendment”) to the Share Transfer Agreement dated June 14,2009 is made and entered into by and among Beijing Frank Education Investment and Management Co., Ltd (“Transferee”), Rong Zhou, Chengwu Sun (“Transferors”) and Qingdao Peking University Resources Technology Development Co., Ltd (“Qingdao Resource”, collectively as “Parties”).

Whereas Transferors, Transferee and Qingdao Resource are the parties to the Share Transfer Agreement dated as of January 4, 2008 in respect of 100% equity interests of Qingdao Boyang Education Investment and Management Co. Ltd, who is the sole investor of Shandong Foreign Affairs Translation Vocational Secondary School (“Qingdao School”);

WHEREAS, to cooperate running and developing Qingdao School, the Parties desire to amend the Share Transfer Agreement as set forth in this Amendment;

NOW, THEREFOR, the Parties hereto hereby agree as follows:

1. Transferors acknowledge and agree that share transfer price is hereby changed to RMB 72 million from RMB 85 million (“Share Transfer Price”). Since Transferee has paid RMB 3 million to Qingdao Resource, as of the date of signing of this Amendment, Transferee owed Qingdao Resources the outstanding payment in the amount of RMB 34.765 million; Transferee owed Transferors the outstanding payment in the amount of RMB 34.235 million.

2. Transferors and Qingdao Resource hereby acknowledge and agree: 1) to waive any claim for damages arising out of Transferee’s breach of Share Transfer Agreement; 2) to waive any claim for penalty fees arising out of Transferee’s delay payment; 3) to release Transferee from other liabilities under Share Transfer Agreement.

3. Transferors agree not to charge interest on Share Transfer Price e.

4. Except as herein provided, the Share Transfer Agreement shall remain unchanged and in full force and effect.

Signature:

Beijing Frank Education Investment and Management Co., Ltd (with Chop)

Rong Zhou

/s/ ,

Chengwu Sun

/s/ ,

Qingdao Peking University Resources Technology Development Co., Ltd (with Chop)

Qingdao Boyang Education Investment and Management Co. Ltd (with Chop)

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